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                                 EXHIBIT 10.10

            AGREEMENT TO PURCHASE BUSINESS DATED DECEMBER 16, 1996,
                      BETWEEN THE COMPANY AND CHIN U. YU

                        AGREEMENT TO PURCHASE BUSINESS



   STATE OF GEORGIA   )
                      )                                     SALES CONTRACT
   COUNTY OF RICHMOND )

         THIS CONTRACT made and entered into this 16th day of December, 1996, between Crowell & Co., Inc. (hereinafter referred to as the "Seller"), Chin
   U. Yu, an individual (hereinafter referred to as the "Buyer"), and Otis L. Crowell (hereinafter referred to as "Crowell");

                             W I T N E S S E T H:

         WHEREAS, the Seller is the owner of certain equipment, fixtures and personal property, both tangible and intangible (hereinafter referred to as "assets"), being further set forth and identified in Exhibit "A" attached hereto and by reference made a part hereof, said assets being used in the operation of a computer software business being conducted under the name "United Data Systems"; and

         WHEREAS, the Seller is desirous of selling the assets of said business; and

         WHEREAS, Crowell is the major stockholder of Crowell & Co., Inc., and the President of same and the owner of the real property upon which the Seller operates said business; and

         WHEREAS, the Buyer is desirous of purchasing said assets as set forth above;

        THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         For and in consideration of Ten and 00/100 ($10.00) Dollars, and other valuable consideration flowing to all parties, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:
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   1.  The buyer hereby agrees to purchase on or before December 16, 1996, all the assets owned by the Seller used in the operation of the business United Data System as set forth in Exhibit "A" attached hereto.

   2. This sale and transfer shall be consummated on or before the date as set forth above. Time is of the essence for this contract, and the Seller and the Buyer agree that such papers as may be legal and necessary to carry out the terms of this contract shall be executed and delivered by such parties at the time the sale is consummated.

   3. As consideration for the sale of these assets the Buyer agrees to do the following:

       a. Upon the execution of this contract pay to the Seller Ten Thousand and 00/100 ($10,000.00) Dollars as earnest money to be held in escrow with said Ten Thousand and 00/100 ($10,000.00) Dollars to be applied toward the sales price upon the closing of said sale. If said sale is not consummated due to the fault of the Buyer, then and in that event, said Ten Thousand and 00/100 ($10,000.00) Dollars shall be non-refundable.

       b. Pay Fifty-Five Thousand and 00/100 ($55,000.00) Dollars to the Seller in a lump sum amount at closing.

       c. Execute a promissory note in favor of the Seller in the amount of One Hundred Twenty Thousand and 00/100 ($120,000.00) Dollars said note to accrue interest on the unpaid principal at the rate of eight point seven five (8.75%) percent annually, said note to be paid, payable in twelve (12) quarterly installments beginning on April 15, 1997 and further being secured by the assets conveyed herein.

   4. The Seller expressly warrants ownership of all assets as set forth in Exhibit "A", and expressly warrants that said assets are free and clear from any liens and/or encumbrances. The Seller further warrants that on the date of the closing of this sale it has no knowledge of any defect present in any of said assets conveyed herein.

   5. The Seller is to pay all liens, encumbrances, water charges and utility charges and the like on said business existing at the time of the closing and any and all transfer or other taxes, necessary to close this sale. Rent, cost of cleaning, utility charges, licensing fees and receptionist's salary shall be prorated as of the date of the closing.
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   6.  The Seller further transfers to the buyer all rights, title and interest in and unto the trade names "United Data Systems" and the Seller hereby permanently waives any and all rights to use or operate any business under this name.

   7. All leases, customer contracts, vendor contracts and similar ongoing agreements related to the operation of this business are to be transferred and assigned to the Buyer at or before closing.

   8. The Buyer has not compelled compliance with the Bulk Sales Act of Georgia O.C.G.A. Section 11-6-101, et seq. The Seller agrees to indemnify and hold harmless the Buyer from any and all damages, suits, proceedings, claims, demands or actions of any kind or nature, including, without limitation, any and all attorney's fees and expenses incurred in connection therewith, from anyone arising or growing out of or otherwise connected with the Buyer's election not to compel compliance with the provisions of said Bulk Sales Act. The Seller further agrees to furnish the Buyer his affidavit containing a true, correct and full list of the names and addresses of all creditors of the Seller for or on account of the business (Exhibit "B" attached hereto) and a schedule of the property transferred hereunder (Exhibit "A" attached hereto) as is required by the Uniform Commercial Code Bulk Transfers of Georgia.

   9. The Seller will indemnify and hold harmless and defend the Buyer from any outstanding indebtedness owed by the Seller on the date of the closing of the sale, including, but not limited to, claims that have matured or will mature on that date, whether made by creditors, any government entity for the payment of any taxes or other associated fees, withholding taxes, employment taxes or any other related taxes. The Seller will also further indemnify and hold harmless the Buyer from any claims made by any person, firm, entity of their representatives arising out of any causes of action, that occurred prior to the date of the closing of this sale in any way connected or related to the seller's operation of "United Data Systems", this indemnity to included any cost incurred by the Buyer in the defense of any such claims or causes of action.

   10. The Buyer further agrees, for a period of twenty (20) years from the date the closing, to provide Seller with a copy of the United Data software for Seller's own use and will provide Seller with all further releases of the software at no charge. The Buyer
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       agrees to provide normal support services as recognized in the industry to the Seller at no charge during this period of time, but any additional support service provided in excess of the normal support service will be provided at the customary rate.

   11. The Seller, for an additional payment of Twenty-Five Thousand and 00/100 ($25,000.00) Dollars, further agrees, for a period of three years from the date of this agreement, that it will not own or operate any business that provides computer services or software support to any individual, corporation or entity involved in the real estate industry within a geographical area that encompasses the United States of America. The payment of said Twenty-Five Thousand and 00/100 ($25,000.00) Dollars shall be due and payable at the time of the closing of said sale as set forth herein.

   12. The Seller will maintain the confidentiality of and will not disclose to anyone, other than the Buyer or anyone authorized by the Buyer to receive said information, any trade secrets, trademarks, trade names, licenses, processes, permits, slogans, advertising or promotional materials or advertising lists involved in the Seller's operation of United Data Systems

   13. It is further agreed between the parties that the upstairs portion of the building located at 432 South Belair Road, Martinez, Georgia 30907, which is presently being occupied by United Data Systems, is to be sublet by the Seller to the Buyer for a three (3) month period beginning on the date of the closing. The rental of this space thereafter will be on a month to month basis. The Buyer shall have the right to terminate the lease at any time including the initial three (3) month period. Rent shall be due at the beginning of each month in the amount of One Thousand Three Hundred Sixty-Eight and 00/100 ($1,368.00) Dollars and non-refundable. In addition to the rent, the Buyer agrees to pay the pro-rata share of the cost of utilities, cleaning, and receptionist salary as allocated by the existing allocation percentages to United Data Systems until the Buyer relocates said business.

   14. Crowell consents to the terms of said Sales Contract as to the lease of the premises located at 432 South Belair Road, and further agrees to be subject to and bound by the covenant-not-to-compete as set forth herein. The parties further agree that, although Crowell has individually signed an Affidavit of Indebtedness as identified
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       herein, the execution of this Affidavit will in no way impose any liability on Crowell for any of the obligations and terms as set forth in said sales contract.

   15. The Seller shall have the right upon reasonable notification to receive records material to performance under this agreement.

   16. Excluding enforcement of the non-compete provision contained herein, all disputes arising under this Contact or related to the sale (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matter at issue and selected by the Buyer and Seller. The arbitration shall be had in such place in Augusta, Georgia, as may be specified by the arbitrator (or any place agreed to by the arbitrator, Buyer and Seller). The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either the Buyer or Seller in any Court of Record having jurisdiction over the subject matter or over any of the parties to this agreement. All cost and expenses incurred in connection with such arbitration proceeding (including reasonable attorney's fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such cost and expenses shall be borne equally by the Buyer as one party and the Seller as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator's assessment of the relative merits of parties' positions.

   17. It is further agreed between the parties that the Seller maintains a commercial real estate brokerage business, a land development business, Petersburg Racquet Club, Ivey Homes, Inc., and Keystone Homes, Inc., and none of the above are involved or contemplated in this Contract.

   18. This Contract constitutes the sole and entire agreement between the parties and no modification of this contract shall be binding unless attached to this Contract and signed by all parties to the contract.
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   21. No representations, promises or inducements not included in this contract shall be binding upon any party hereto and the terms, warranties and representations in this Contract will survive the closing and will be enforceable in any court of law as the terms of a binding contract.

   22. The parties agree that this Contract shall be governed by, construed and enforced in accordance with the laws of the State of Georgia.

   23. The parties agree that the failure of either party to insist upon strict compliance with any of the provisions of this contract shall not be considered to be a waiver of any subsequent default of the same or similar nature.

   24. The parties agree that in the event any provisions have been deemed invalid or unenforceable for any reason, all other provisions shall nevertheless remain in full force and effect.

   25. The parties agree that this Contract will bind and enure to their heirs, executors, administrators, successors and assigns. Seller hereby agrees that Buyer shall have the right to assign this contract, at his option, to a corporation which is now in existence or which will be formed in the future.

   26. The parties agree that this Contract shall be executed in triplicate and each document shall be considered an original. IN WITNESS WHEREOF, the parties have set their hands and seals hereto the day and year first above written.


              IN WITNESS WHEREOF, the parties have set their hands and sels hereto the day and year first above written.



__________________________________  )           Seller:
WITNESS                             )           Crowell & Co., Inc.
                                    )           __________________________(L.S.)
__________________________________  )           BY:
NOTARY PUBLIC,                      )           As Its _________________________
Richmond County, Georgia            )
My Commission Expires:____________  )
                                                Individually:
                                                Otis L. Crowell
                                                __________________________(L.S.)


                                                Buyer:
                                                Chin U. Yu
                                                __________________________(L.S.)